Exhibit 99.1

Isoray Announces Fourth Quarter and

Full-Year Fiscal Year End 2020 Financial Results

Record Full Year Revenue and Gross Profit

Full Year Revenue Increased 32% Year-Over-Year

RICHLAND, WASHINGTON – September 17, 2020 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced financial results for the fiscal fourth quarter and full-year ended June 30, 2020.

Revenue for the fourth quarter of fiscal 2020 grew 18% to $2.28 million versus $1.92 million in the prior year comparable period. The Company’s core prostate brachytherapy revenue grew 11% when compared to the fiscal fourth quarter of 2019. Prostate brachytherapy represented 84% of total revenue for the fourth quarter of fiscal 2020 compared to 89% in the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy. Net new physician customer count for the twelve-month period ended June 30, 2020 increased 35% versus the prior year comparable period.

Gross profit as a percentage of revenues increased to 47.0% for the three months ended June 30, 2020, versus 45.7% in the prior year comparable period. Fourth quarter gross profit increased 22% to $1.07 million versus $0.88 million in the fourth quarter of fiscal 2019, largely attributed to increased sales which were partially offset by higher isotope unit costs resulting from increased transit costs due to the COVID-19 pandemic’s decrease in international commercial flight capacity and increased payroll and benefits expense due to an increase in headcount.

Isoray CEO Lori Woods said, “Our full year financial performance serves as further evidence that our strategies to grow the company and expand the usage of our proprietary isotope, Cesium-131, are working. Within our core prostate business, we continued to see growth despite the impact of the pandemic that we believe demonstrates that we not only continued to take market share, but we are also leading the growth of the prostate brachytherapy market overall. Beyond prostate, our future efforts will continue to build on our progress in bringing the therapeutic benefits of Cesium-131 as a treatment option for cancers throughout the body.”

The company anticipates revenue for the first quarter of fiscal 2021 for the three months ending September 30, 2020 to be between $2.3 million and $2.5 million and gross profit as a percentage of revenues to be between 48% and 53%.

Total operating expenses increased 12% in the fourth quarter to $2.26 million compared to $2.02 million in the prior year comparable period. Total research and development expenses decreased 6% versus the prior year comparable period. The decrease in research and development expenses was primarily the result of reduced expenses related to the development of the Blu Build delivery system during fiscal year 2019 which were partially offset by increased incentive compensation related to the increase in revenue and company financial performance for full year fiscal 2020. Sales and marketing expenses increased 1% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increased payroll, benefits, and share-based compensation related to incentive compensation related to the full year sales growth but was partially offset by declines in travel, convention and tradeshow expenses due to COVID-19. General and administrative expenses increased 25% versus the prior year comparable period, primarily the result of increased incentive compensation related to the full year increase in revenue and company financial performance, headcount, insurance premiums, and public company related expenses when compared to the comparable prior year period.

The net loss for the three months ended June 30, 2020, was $1.19 million or ($0.02) per basic and diluted share versus a net loss of $1.10 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 68.1 million for the three months ending June 30, 2020, versus 67.4 million in the comparable prior year period.

Revenue for the full year ended June 30, 2020 increased 32% to a record $9.68 million versus $7.31 million in the prior year comparable period. Prostate brachytherapy represented 86% of total revenue for fiscal 2020 compared to 89% for the fiscal year 2019. Fiscal 2020 sales growth was driven by 29% growth in the Company’s core prostate brachytherapy product sales, as well as 60% growth in non-prostate revenue driven by growth in sales to treat brain cancers, including sales of GammaTile Therapy, lung, and gynecological cancers. Gross profit as a percentage of revenue improved to 52.9% for the year ended June 30, 2020 versus 41.7% in the prior year comparable period. Gross profit for the full year ended June 30, 2020 increased 68% to a record $5.12 million versus $3.05 million in fiscal 2019. The improvement was driven by increased sales and lower isotope unit costs compared to the prior year comparable period.

Total operating expenses for the 2020 fiscal year increased 4% to $8.6 million compared to $8.3 million in the prior year period. Total research and development expenses decreased 24% versus the prior year comparable period. The year over year decline in total research and development expenses was primarily the result of lower overall protocol expenses combined with reduced spending related to the development of the Blu Build delivery system which were partially offset by increased incentive compensation related to the increase in revenue and company financial performance in fiscal year 2020. Sales and marketing expenses increased 11% versus the prior year comparable period. The increase in sales and marketing expenses was primarily driven by higher payroll, benefits, and share-based compensation resulting from increased incentive compensation related to the sales increases, and an increase in physician-lead training expenses versus the prior fiscal year. These increases were partially offset by declines in travel and convention costs due to COVID-19 in the second half of fiscal 2020. General and administrative expenses increased 10% versus the prior year comparable period. The increase in general and administrative expenses was driven primarily by higher incentive compensation related to the increase in revenue and Company financial performance, headcount, insurance premiums, and public company related expenses when compared to fiscal year 2019.

The net loss for the fiscal year ended June 30, 2020 improved significantly to $3.45 million or ($0.05) per basic and diluted share versus a net loss of $5.14 million or ($0.08) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.6 million for the fiscal year ended June 30, 2020, versus 67.0 million in the prior year comparable year.

Cash, cash equivalents, and certificates of deposits at the end of fiscal 2020 totaled $2.39 million and the Company had no long-term debt. Shareholders’ equity at the end of fiscal 2020 totaled $5.72 million. During the fourth quarter of fiscal 2020, the company sold 1,247,232 common shares through its ATM facility and realized gross proceeds from those sales of approximately $920,000.

Conference Call Details

The company will hold an earnings conference call today, September 17, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial 844-602-0380. For callers outside the U.S., please dial 862-298-0970.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/37318 by clicking on the link. The webcast will be available until September 17, 2021 following the conference call.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement

Statements in this news release about Isoray's future expectations, including: the anticipated range of revenue and gross profit in the quarter ended September 30, 2020, the impact of COVID-19 on our financial results, suppliers, scheduling of procedures, and employees, lower isotope costs, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID -19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)
	June 30,	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,392	$5,326
Accounts receivable, net	2,044	1,154
Inventory	645	530
Prepaid expenses and other current assets	426	305

Total current assets	5,507	7,315

Property and equipment, net	1,735	1,609
Right of use asset, net	1,001	-
Restricted cash	181	181
Inventory, non-current	137	155
Other assets, net of accumulated amortization	138	162
Total assets	$8,699	$9,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$654	$683
Lease liability	236	-
Accrued protocol expense	35	133
Accrued radioactive waste disposal	94	74
Accrued payroll and related taxes	352	89
Accrued vacation	204	142

Total current liabilities	1,575	1,121
Non-current liabilities:
Lease liability, non-current	769	-
Accrued payroll and related taxes, non-current	55	-
Asset retirement obligation	577	621

Total liabilities	2,976	1,742
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 68,897,779 and 67,338,047 shares issued and outstanding	69	67
Additional paid-in capital	93,592	92,105
Accumulated deficit	(87,938)	(84,492)

Total shareholders' equity	5,723	7,680

Total liabilities and shareholders' equity	$8,699	$9,422

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2020	2019	2020	2019

Sales, net	$2,279	$1,924	$9,680	$7,314
Cost of sales	1,208	1,045	4,556	4,267
Gross profit	1,071	879	5,124	3,047

Operating expenses:
Research and development
Proprietary research and development	322	341	1,126	1,429
Collaboration arrangement, net of reimbursement	-	-	-	45
Total research and development	322	341	1,126	1,474
Sales and marketing	690	683	2,976	2,679
General and administrative	1,248	999	4,571	4,172
Gain on equipment disposals				(24)
Change in estimate of asset retirement obligation	-	-	(73)	-
Total operating expenses	2,260	2,023	8,600	8,301

Operating loss	(1,189)	(1,144)	(3,476)	(5,254)

Non-operating income:
Interest income	1	49	30	108
Other income	-	-	-	2
Non-operating income, net	1	49	30	110

Net loss	(1,188)	(1,095)	(3,446)	(5,144)
Preferred stock dividends	(3)	(3)	(11)	(11)

Net loss applicable to common shareholders	$(1,191)	$(1,098)	$(3,457)	$(5,155)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.05)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	68,075	67,357	67,601	67,042